Exhibit 5.1

February 7, 2012

SG Blocks, Inc.
400 Madison Avenue, Suite 16C
New York, New York  10017

Ladies and Gentlemen:

We have acted as counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders identified in the Prospectus constituting a part of the Registration Statement of an aggregate of up to 22,045,466 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and up to 1,044,584 shares (the "Warrant Shares") of Common Stock issuable upon the exercise of a Warrant (the "Warrant").

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, and (iii) certain resolutions adopted by the Board of Directors of the Company.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable and that the Warrant Shares, when issued pursuant to the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

February 7, 2012

We are members of the Bar of the State of New York.  We express no opinion as to the effect of any laws other than to the General Corporation Law of the State of Delaware and the laws of the United States of America.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We advise you that one or more members of this firm are stockholders of the Company.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP